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                                                                    Exhibit 23.1
[KPMG LLP letterhead]


The Board of Directors
Automotive Performance Group, Inc.:

We consent to the inclusion of our report dated June 1, 2000, with respect to the special purpose statement of net assets sold of the Loctite Corporation North American Automotive Aftermarket Business ("AAM") as of July 31, 1999, and the related statements of revenues and operating expenses of the product lines and brands included in and serving the Loctite Corporation North American Automotive Aftermarket Business for the years ended December 31, 1998, 1997 and 1996, which report appears in the Form 8-K/A of Automotive Performance Group, Inc. dated August 4, 1999.

                                  /s/ KPMG LLP

Hartford, Connecticut
June 23, 2000